UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): December 11, 2008
TIME WARNER INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-15062	13-4099534

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Time Warner Center, New York, New York 10019

(Address of Principal Executive Offices) (Zip Code)
212-484-8000

(Registrant’s Telephone Number, Including Area Code)
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2008, Richard D. Parsons notified the Board of Directors (the “Board”) of Time Warner Inc. (“Time Warner” or the “Company”) of his resignation from his position as Chairman of the Board of the Company, effective at the end of December 31, 2008. In addition, in accordance with the Company’s Corporate Governance Policy, which requires Directors to submit an offer of resignation upon a significant change in their primary professional responsibilities, Mr. Parsons has offered to resign from the Board. The Nominating and Governance Committee and Board are expected to consider in early 2009 Mr. Parsons’ offer to resign from the Board.
On December 11, 2008, the Board elected Jeffrey L. Bewkes to serve as Time Warner’s Chairman of the Board, effective January 1, 2009. Mr. Bewkes, age 56, has served as President and Chief Executive Officer of the Company since January 2008 and as a member of the Board since January 2007. He will continue to serve in these positions until January 1, 2009, at which time he will serve as Chairman of the Board and Chief Executive Officer.
Mr. Bewkes previously served as President and Chief Operating Officer of the Company from January 2006 to December 2007, and as Chairman, Entertainment & Networks Group of the Company from July 2002 to December 2005. Prior to these positions, he served as Chairman and Chief Executive Officer of Home Box Office from May 1995 to July 2002. Mr. Bewkes serves as a Class B director on the Board of Directors of Time Warner Cable Inc., a subsidiary of the Company.
The press release issued on December 11, 2008, announcing the resignation of Mr. Parsons and the election of Mr. Bewkes as Chairman of the Board is attached as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit	Description

99.1	Press release issued December 11, 2008 by Time Warner Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME WARNER INC.
	By:	/s/ Pascal Desroches
		Name:	Pascal Desroches
Date: December 15, 2008		Title:	Senior Vice President and Controller

EXHIBIT INDEX

Exhibit	Description

99.1	Press release issued December 11, 2008 by Time Warner Inc.